                          STOCK PURCHASE AND SALE AGREEMENT

     This Stock Purchase and Sale Agreement ("Agreement") is made and entered into by and among Robert S. Brown, Rick Marsh and Wayne Richie, the shareholders (the "Shareholders") of Audio International, Inc. ("AI") and DeCrane Aircraft Holdings, Inc. ("DAH"), based on the following facts:

     Shareholders own all of the outstanding stock of AI (the "Stock"); and desire to sell 100% of the Stock to DAH;

     DAH desires to purchase 100% of the Stock from the Shareholders on the terms and conditions of this Agreement.

     Based on the foregoing facts and circumstances, the parties hereby agree as follows (capitalized terms being used herein as defined where noted in Schedule A):

     1.   STOCK TO BE PURCHASED AND SOLD; PURCHASE PRICE.

          1.1 PURCHASE AND SALE OF STOCK. At the Closing, DAH shall purchase from the Shareholders 100% of the Stock for the amount specified in Section
1.2. Attached as Exhibit 1.1 is a list of the Shareholders which reflects the percentage of the aggregate payments to be made pursuant to Sections 1.2.1 and
1.2.2 to each of the Shareholders. Each of the Shareholders, jointly and severally, hereby agrees to indemnify and hold DAH harmless from any and all loss, damage, claim or expense, resulting from any claim by any Shareholder or the successor or heir of any Shareholder that the percentage received by the Shareholder or such successor or heir is not correct as a percentage of the aggregate amount paid.

          1.2  PURCHASE PRICE OF THE STOCK.

               1.2.1 At the Closing, DAH shall make federal funds and wire transfers to each of the Shareholders, to accounts designated by the Shareholders on Exhibit 1.2.1 hereto the aggregate sum of $24 million;

               1.2.2 On March 31, 1999 and March 31, 2000, the Shareholders shall receive such additional payments as are required pursuant to the Earnout Agreement, attached as Exhibit 1.2.2.


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

     2.   REPRESENTATIONS AND WARRANTIES.

          2.1 BY DAH. Except as set forth on Schedule 2.1, the representations and warranties of DAH, contained in this Agreement, including those contained in this Section 2.1, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. DAH hereby represents and warrants to the Shareholders the following:

               2.1.1 ORGANIZATION. DAH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as now being conducted. DAH is duly qualified to do business and in good standing in Delaware and California. Except as set forth on Schedule 2.1.1, DAH has not received any written notice or assertion within the last three years from any governmental official of any jurisdiction to the effect that DAH is required to be qualified or otherwise authorized to do business in any other jurisdiction, in which DAH, has not qualified or obtained such authorization. Attached hereto as Exhibit 2.1.1 are complete and correct copies of DAH's certificate of incorporation and by-laws as in effect on the date hereof, and DAH is not in default in the performance, observation or fulfillment of any provision of its articles of incorporation or by-laws.

               2.1.2 AUTHORIZATION. DAH has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which DAH is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. All necessary corporate action has been taken by DAH with respect to the execution and delivery of this Agreement and the other Transaction Documents to which DAH is a party, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which DAH is a party, constitute valid and binding obligations of DAH, enforceable against DAH, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally.

               2.1.3 LITIGATION. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the knowledge of DAH, threatened against DAH, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, which might have an adverse effect on DAH's ability to perform any of its obligations under this Agreement or upon the consummation of the transactions contemplated by this Agreement.

               2.1.4 BROKERS AND FINDERS. Except as disclosed in Schedule 2.1.4, neither DAH nor any of its officers, directors or employees, has engaged any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for DAH in connection with this Agreement or the transactions contemplated hereby.

               2.1.5 SEC REPORTS, FINANCIAL STATEMENTS OBLIGATIONS AND LIABILITIES. Since April 16, 1997, DAH has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which forms, reports and documents have complied in all material respects as of the respective filing dates, or, in the case of the S-1 Registration Statement effective April 16, 1997 as of such date (the "Registration Statement"), with all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Securities and Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated thereunder. None of such forms, reports or documents, including without limitation, any exhibits, financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. DAH's forms, reports and documents filed by DAH with the SEC under the Exchange Act since April 16, 1997 are hereinafter collectively referred to as the "DAH 34 Act Reports."

     The "DAH Financial Statements" means the consolidated financial statements of DAH and its subsidiaries included in the Registration Statement and the DAH 34 Act Reports. Each of the consolidated balance sheets of DAH in the DAH Financial Statements (including the related notes and schedules) fairly present the consolidated financial position of DAH and its consolidated subsidiaries as of their respective dates and each of the consolidated statements of income, stockholders' equity and the cash flows of DAH and its consolidated subsidiaries in the DAH Financial statements (including the related notes and schedules) fairly present the results of operations, shareholders' equity and cash flows of DAH and its consolidated subsidiaries (subject, in the case of unaudited statements to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

     DAH, on a consolidated basis, does not have any material debt, liability, or obligation (whether accrued, absolute, contingent, by guarantee, indemnity, or otherwise, and whether due or to become due) nor has there been any occurrence which involves material liability of a type required to be disclosed in the DAH Financial Statements or the notes thereto, except those (i) disclosed in the DAH Financial Statements, the Registration Statement or the DAH 34 Act Reports, or (ii) incurred in the ordinary course of business since December 31, 1996.

               2.1.6     ABSENCE OF CERTAIN EVENTS.  Except as disclosed in
Schedule 2.1.7 and in the DAH 34 Act Reports, since December 31, 1996, there has not been any event, circumstance or condition that has had or is reasonably likely to have a DAH Material Adverse Effect, and (iii) DAH and its subsidiaries have not introduced any principle or practice of accounting.

               2.1.7 COMPLETE DISCLOSURE No representation or warranty made by DAH in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to the Shareholders by or on behalf of DAH pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby, contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

          2.2 THE SHAREHOLDERS. Except as set forth on Schedule 2.2, the representations and warranties of the Shareholders, contained in this Agreement, including those contained in this Section 2.2, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. The Shareholders represent and warrant to DAH the following:

               2.2.1 CORPORATE ORGANIZATION. AI is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as now being conducted. AI is duly qualified to do business and in good standing in each jurisdiction listed on Schedule 2.2.1, and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction. Except as set forth on
Schedule 2.2.1, AI has not received any written notice or assertion within the last three years from any governmental official of any jurisdiction to the effect that AI is required to be qualified or otherwise authorized to do business therein, in which AI has not qualified or obtained such authorization. Attached as Schedules 2.2.1 are complete and correct copies of AI's articles of incorporation and by-laws as in effect on the date hereof, and AI is not in default in the performance, observation or fulfillment of any provision of either of its articles of incorporation or by-laws.

               2.2.2 CAPITALIZATION AND SECURITY HOLDERS. The authorized capital stock of AI consists solely of 1,000 shares of Common Stock, $1.00 par value ("AI Common Shares"); AI has issued and outstanding 129 AI Common Shares, constituting all of the issued and outstanding shares of capital stock of any class of AI; all outstanding AI Common Shares have been validly issued and are fully paid and non-assessable and free of preemptive rights; there are no outstanding subscriptions' options, warrants, puts, calls, agreements, understandings, or other commitments or rights of any type relating to the issuance, sale or transfer by AI of any securities of AI, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of AI; and AI has no obligation of any kind to issue any additional securities. Schedule 2.2.2 accurately sets forth the names and addresses of, the number of AI Common Shares held at the date of this Agreement of record and/or beneficially by, and any AI Common Shares to be issued, sold or otherwise transferred at or prior to the Closing Date to, each and every shareholder of AI. All of such AI Common Shares are owned free and clear of all liens, charges, claims, encumbrances, pledges, security interests, equities and restrictions whatsoever.

               2.2.3 AUTHORIZATION OF THE SHAREHOLDERS. Each of the Shareholders has all requisite power, authority and legal capacity and is competent to execute and deliver this agreement, and the other Transaction Documents to which he is a party, perform his obligations hereunder and thereunder and consummate the transactions contemplated hereby. This Agreement constitutes, and the other Transaction Documents to which the Shareholders are parties when executed and delivered by the Shareholders will constitute, valid and binding obligations of the Shareholders, enforceable against the Shareholders in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally.

               2.2.4     FINANCIAL STATEMENTS.  Attached hereto as Schedule
2.2.4 are (i) the balance sheets of AI as at December 31, 1996, 1995 and 1994 and September 30, 1997, (ii) the related statements of income for the years ended December 31, 1996, 1995 and 1994 and the nine months ended September 30, 1997, and (iii) the related statements of retained earnings and cash flows for the years ended December 31, 1996 and 1995 (all of such documents referred to collectively as the "Financial Statements"). The 1996 Financial Statements reflect all year-end adjustments reflected in the audited consolidated financial statements of AI. The Financial Statements (i) are true, correct and complete in all material respects, (ii) have been prepared from and are in accordance with the books and records of AI, (iii) have been prepared using an accrual basis method and FIFO inventory cost flow assumptions, (iv) are in conformity with generally accepted accounting principles applied on a consistent basis for such periods, and (v) fairly present the financial position of AI as of the dates stated and the results of operations and cash flows of AI for the periods then ended in accordance with such practices. On the date of this Agreement, AI does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheets in the Financial Statements. Since September 30, 1997, there has been no material adverse change in the financial condition, operations, business or prospects taken as a whole of AI from that set forth in the Financial Statements dated as of September 30, 1997.

               2.2.5 ABSENCE OF CERTAIN CHANGES IN EVENTS. Except as set forth on Schedule 2.2.5, since December 31, 1996, there has not been:

                    (a) Any material adverse change in the business operations, assets, properties or rights, prospects or condition (financial or otherwise) of AI or, any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change (a "Material Adverse Effect");

                    (b) Any material increase in amounts payable by AI to or for the benefit of, or committed to be paid by AI: (A) to or for the benefit of (x) any person listed on Schedule 2.2.5(b) (each a "Restricted Employee") or
(y) in the aggregate, all shareholders, directors, officers, partners, consultants, agents and employees, in any capacity, of AI who are not listed on
Schedule 2.2.5(b) (the "Non-Restricted Employees") or (B) in any benefits granted under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan, payment or arrangement made to, for the benefit of, or with (x) any Restricted Employee or (y) in the aggregate, all Non-Restricted Employees;

                    (c) Any transaction entered into or carried out by AI other than in the ordinary and usual course of business;

                    (d) Any borrowing or agreement to borrow funds; any incurring of any assumption, guarantee or other obligation or liability, contingent or otherwise except current liabilities incurred in the usual and ordinary course of business or those not exceeding at any one time outstanding $50,000;

                    (e) Any material change made by AI in the methods of doing business, or other than such changes required by GAAP, any change in the accounting principles or practices of AI with respect to the Financial Statements or the method of application of such principles or practices;

                    (f) Other than those which are involuntary and in amounts which are not material, any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the real (the "Real Property") or tangible or intangible personal property of AI (the "Personal Property") (collectively the "Property");

                    (g) Any sale, lease or other disposition of or any agreement to sell, lease or otherwise dispose of any of the material properties or assets of AI, other than sales of finished goods in the usual and ordinary course of business for AI's scheduled prices;

                    (h) Any purchase of or any agreement to purchase capital assets for an amount in excess of $50,000 for any one such purchase or $100,000 for all such purchases made by AI on behalf of AI or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by AI exceeding an aggregate of $50,000 for any one lease or $100,000 in the aggregate;

                    (i) Any loan or advance made by AI to any individual, firm, corporation or other entity except for advances not material in amount made in the usual and ordinary course of business to employees;

                    (j) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any material contract, agreement, license or other instrument to which AI is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business;

                    (k) Any delay or postponement (beyond normal practice) by AI on behalf of AI of the payment of material Accounts Payable or other material liabilities of AI; or

                    (l) Any other event or condition of any character which has had a Material Adverse Effect or may reasonably be expected to result in a Material Adverse Effect.

               2.2.6     UNDISCLOSED LIABILITIES.  Except as disclosed on
Schedule 2.2.6, AI has no material liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, known or unknown, contingent or otherwise and whether due or to become due) except:

                    (a) those set forth or reflected in the September 30, 1997 Balance Sheet which have not been paid or discharged since the date thereof;

                    (b) those arising under agreements or other commitments expressly identified in any Schedule hereto; and

                    (c) current liabilities incurred in or as a result of the conduct of its business in the ordinary and usual course consistent with past practice since September 30, 1997, which are completely and accurately reflected on its books and records and which are not inconsistent with the other representations, warranties and agreements of AI and the Shareholders, set forth in this Agreement or in the other Transaction Documents.

               2.2.7 TAXES. Except as set forth on Schedule 2.2.7, AI has filed all Federal, State and local tax returns. AI has filed, when due, all federal, state and local tax returns; all amounts payable pursuant to such returns by AI for taxes through the Closing Date have been or will be paid or adequately provided for as reserves in the financial statements of AI. No deficiency for any material amount of tax has been asserted or assessed by a taxing authority against AI. Except as reserved for in the Closing Date Balance Sheet, there will not be any amount owing for taxes, penalties or interest.

               2.2.8     COMPLIANCE WITH LAW.

                    (a) Each of AI and the Shareholders, is in compliance in all material respects (with respect to the business of AI) with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality relating to AI or any of its businesses or properties.

                    (b) AI is in compliance in all material respects with all federal, state and local laws, ordinances, rules and regulations pertaining to environmental matters, including solid waste disposal, toxic substances, hazardous substances, hazardous materials, hazardous waste, toxic chemicals, pollutants, contaminants and air or water pollution and to the storage, use, handling, transportation, discharge and disposal (including spills and leaks) of gaseous, liquid, semi-solid or solid materials. AI has not, and to the best knowledge of AI and the Shareholders, no third party has, disposed or discharged any chemicals, oil or solid wastes on any part of the Real Property or any other any property owned, operated, leased or used by AI. There are no underground storage tanks located on any part of the Real Property or any other property owned, operated, leased or used by AI.

                    (c) Schedule 2.2.8(c) contains a complete copy of the repair station approval. AI maintains all franchises, licenses, permits, consents, authorization, approvals, and certificates of any regulatory, administrative or other agency or body, to the extent reasonably necessary to conduct the business of AI (collectively, the "Permits"). Each of the Permits is currently valid and in full force and effect and, to the best knowledge of AI and its Shareholders, closing of and the transactions contemplated by this Agreement will not result in the termination of any Permit. AI is not in material violation of any of the Permits and there is no pending or, to the knowledge of AI and its Shareholders, threatened proceeding which could result in the revocation, cancellation or inability of AI to renew or transfer any Permit.

                    (d) To the best of the knowledge of AI and the Shareholders, except as set forth in Schedule 2.2.8(d), the business of AI) has not been charged with, or given notice of any material violation of, any applicable law.

               2.2.9 PROPRIETARY RIGHTS. AI has full right, title and interest to all patents, patent applications, trademarks, tradenames, service marks, copyrights, trade secrets, inventions, know-how and other similar rights ("Intellectual Property") which are material to the operation of the business of AI. AI conducts its business without conflict or infringement with any intellectual property claimed or held by others.

               2.2.10 RESTRICTIVE DOCUMENTS OR LAWS. With the exception of the matters listed on Schedule 2.2.10, AI, (with respect to the business of AI), is not a party to or bound under any certificate, mortgage, lien, lease, agreement, contract, instrument, vote, which materially adversely affects, (i) the condition, financial or otherwise, of AI or the Property; (ii) the continued operation by DAH of the business of AI after the Closing Date on substantially the same basis as said business was theretofore operated; or
(iii) the consummation of the transactions contemplated in this Agreement.

               2.2.11 INSURANCE. AI has been and is insured with respect to its property and the conduct of its business in such amounts and against such risks as are sufficient for compliance with law and as it in good faith deems to be adequate to protect its properties and businesses in accordance with normal industry practice. Schedule 2.2.11 is a true, correct and complete list of all insurance policies and bonds in force in which AI is named as an insured party, as respects the business of AI, or for which AI has been charged or has paid any premiums. Except as disclosed in Schedule 2.2.11, all such policies or bonds are currently in full force and AI has not received any notice from any such insurer with respect to the cancellation of any such Insurance. AI will continue all of such insurance in full force and effect up to and including the Closing Date. All premiums due and payable on such policies have been paid. AI is not a co-insurer under any term of any Insurance policy.

               2.2.12    BANK ACCOUNTS, DEPOSITORIES AND POWERS OF ATTORNEY.
Schedule 2.2.12 is a true, correct and complete list of the names and locations of all banks or other depositories in which AI maintains accounts or safe deposit boxes, and the names of the persons authorized to draw thereon, borrow therefrom or have access thereto. No person or entity holds a power of attorney on behalf of AI.

               2.2.13 REAL PROPERTY. Except as set forth in Schedule 2.2.13, and except with respect to real property leased pursuant to the Real Property Leases listed on Schedule 2.2.13, AI has no real property. The Property which is real property constitutes all of the Real Property now used in and necessary for the conduct of the business of AI as presently conducted. All such properties are held free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever.
Schedule 2.2.13 contains a complete and accurate legal description of each parcel of Real Property owned or used by AI in the conduct of its business. Except as set forth in Schedule 2.2.13; all real property, buildings and structures owned or used by AI and material to the operation of its business is suitable for the purpose or purposes for which it is being used, and is in such condition and repair as to permit the continued operation of said businesses. To the best knowledge of AI and the Shareholders none of the Real Property, buildings or structures is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs. To the best knowledge of AI and the Shareholders, there are no material structural defects in the exterior walls or the interior bearing walls, the foundation or the roof of any plant, building, garage or other such structure owned, leased or used by AI and the electrical, plumbing and heating systems, and the air conditioning system, if any, of any such plant, building, garage or structure are in reasonable operating condition in light of their age and prior use. The utilities servicing the real property owned, leased or used by AI are adequate to permit the continued operation of the business of AI and to the best knowledge of AI and the Shareholders there are no pending or threatened zoning, condemnation or eminent domain proceedings, building, utility or other moratoria, or injunctions or court orders which would materially effect such continued operation. Schedule 2.2.13 lists, and AI have furnished or made available to DAH copies, if any of, all engineering, geologic and environmental reports prepared by or for AI with respect to the Real Property owned, leased or used by AI.

               2.2.14 PERSONAL PROPERTY. Except as set forth in Schedule 0, and except with respect to personal property leased pursuant to the Personal Property Leases listed on Schedule 0, AI has good, valid and marketable title to all of its assets and properties which are Personal property of every kind, nature and description, tangible or intangible wherever located, including all property and assets which are personal property shown or reflected on the September 30, 1997 Balance Sheet. The Personal Property constitutes all of the personal property now used in and necessary for the conduct of the business of AI as presently conducted, and is held free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever. Except as set forth in Schedule 2.2.14 no financing statement naming AI as debtor has been filed in any jurisdiction, and AI is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement. Schedule 0 contains a complete and accurate description of all tangible Personal Property having an individual value of $5,000 or more owned or used by AI in the conduct of its business. Schedule 0 contains a complete and accurate description of all machinery, equipment, tooling, parts, furniture, supplies and other tangible Personal Property having an individual value of $5,000 or more owned or used by AI. Schedule 0 contains a complete and accurate description of all automobiles, trucks and other vehicles owned or used by AI. Except as noted on Schedule 0 as unsuitable, all machinery and equipment and tangible personal property owned or used by AI and material to the operation of the business is suitable for the purpose or purposes for which it is being used, and is in such condition and repair as to permit the continued operation of said business. None of such machinery or equipment is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs.

               2.2.15    ENVIRONMENTAL MATTERS.  Except as set forth on
Schedule 2.2.15, the operations of AI are in material compliance with all occupational health and safety acts and all environmental laws and regulations of all federal, state and local governmental or regulatory bodies having jurisdiction over AI. Without limiting the generality of the foregoing, and by way of example only, except as set forth on Schedule 2.2.15:

                    (a) There has not been, and is not occurring, any Release of any Hazardous Substance on any real property owned or used by AI. For purposes of this Agreement, the terms "Release" and "Hazardous Substance" shall have the same meanings as those terms are given in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601 ET SEQ. ("CERCLA"), except that for purposes of this Agreement petroleum (including crude oil or any fraction thereof) shall be deemed a Hazardous Substance.

                    (b) AI has never sent a Hazardous Substance to a site which, pursuant to CERCLA or any similar state law, (A) has been placed, or is proposed to be placed, or, to the best knowledge of AI or Shareholders, may in the future be placed, on the "National Priorities List" of hazardous waste sites or on any similar list of any federal, state or local governmental agency, including the Comprehensive Environmental Response, Compensation and Liability System list for potential hazardous waste sites, or (B) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action (as defined under CERCLA) or to pay for any costs relating to such site.

                    (c) AI has never been or is currently in violation of any provision of the Toxic Substances Control Act or the regulations promulgated thereunder.

                    (d) AI is not involved in any suit or has received notice of any claim relating to personal injuries from exposure to Hazardous Substances.

               2.2.16 BROKERS, FINDERS. Except as set forth on Schedule 2.2.16, the transactions contemplated herein were not submitted to AI by any broker or other person entitled to a commission or finder's fee thereon, and were not with the consent of AI submitted to DAH by any such broker or other person. Except as set forth on Schedule 2.2.16, neither AI nor any of its offices, directors or employees has engaged any broker or finder or incurred or taken any action which may give rise to any liability against itself or the Property for any brokerage fees, commissions, finders fees or similar fees or expenses and no broker or finder has acted directly or indirectly for AI in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by AI in connection with this Agreement or the transactions contemplated hereby.

               2.2.17    LEGAL PROCEEDINGS. ETC.  Except as set forth on
Schedule 2.2.17, there is no claim, litigation, action, suit or proceeding, administrative or judicial, filed, pending or, to the knowledge of AI and the Shareholders, threatened against AI or the Shareholders or involving the Property, this Agreement or the transactions contemplated hereby, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, including any unfair labor practice or grievance, proceedings or claim. Except as disclosed in Schedule 2.2.17, neither the Shareholders nor AI is subject to any judgment, order or decree, or, to the best knowledge of the Shareholders, any governmental restriction applicable to AI, the Shareholders, or AI which has a reasonable probability of having a Material Adverse Effect, or which materially adversely affects the ability of AI to conduct business in any area.

               2.2.18 NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement or any other Transaction Document, nor compliance with the terms and provisions hereof or thereof, including the consummation of the transactions contemplated hereby and thereby, will (a) violate in any material respect any statute, regulation or ordinance of any governmental authority, or (b) conflict with or result in the breach of any term, condition or provision of the articles of incorporation or bylaws of AI or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument (with respect to the business of AI) to which AI or any of the Shareholders, is a party or by which AI or any of the Shareholders or any part of the Property is or may be bound, or (c) constitute a material default (or an event which with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, or (d) result in the creation or imposition of any material lien, charge, encumbrance, or restriction of any nature whatsoever with respect to any part of the Property, or (e) give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any part of the Property or the business of AI.

               2.2.19 LABOR RELATIONS. Schedule 2.2.19 sets forth all collective bargaining or other labor agreements to which AI is bound and the Shareholders have previously delivered to DAH true, correct and complete copies of each such agreement. There is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, or petition for certification actually pending or, to the best knowledge of the Shareholders, threatened against or involving AI. Schedule 2.2.19 sets forth all pending grievances and arbitration proceedings against AI arising out of or under a collective bargaining or other labor agreement. No collective bargaining or other labor agreement is currently being negotiated by AI. AI has not experienced any work stoppage or other material labor difficulty over the past three years. No such agreement which is binding on AI restricts it from relocating or closing any or all of its operations.

               2.2.20    EMPLOYEE BENEFIT PLANS.

                    (a) Except as set forth in Schedule 2.2.20, AI does not currently sponsor, maintain or contribute, or has within the past 3 years sponsored, maintained or contributed to, to any pension, retirement, profit-sharing, deferred compensation, bonus, stock option or other incentive plan, or any other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such employee benefit plan is otherwise exempt from the provisions of ERISA, and whether or not formal or informal, written or oral, and whether or not legally binding. All such plans, funds or programs sponsored, maintained or contributed to by AI currently or within the past 3 years, whether or not listed on Schedule 2.2.20, are hereinafter referred to as the "Employee Benefit Plans"). For the purpose of this Section 2.2.20, the term "AI" shall include all "affiliates" of AI, whether or not incorporated, as such term is used in Section 407(d)(7) of ERISA.

                    (b) Full payment has been made of all amounts which AI is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which it is a party, to have paid as contributions to or benefits under any Employee Benefit Plan as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. AI has made adequate provision in its financial statements for liabilities to meet current contributions or benefit payments.

                    (c) AI has performed all obligations required to be performed by it under the Employee Benefit Plans. AI has not engaged in any transaction with respect to the Employee Benefit Plans which would subject AI or DAH to a tax, penalty or liability for a prohibited transaction under section 406, 407 or 502(i) of ERISA or Section 4975 of the Code, nor have either of AI's or AI' directors, officers, partners, employees or agents, to the extent they or any of them are fiduciaries with respect to such Employee Benefit Plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or which would result in any claim being made under or by or on behalf of any such Employee Benefit Plans by any party with standing to make such claim. AI will not have any plan or commitment, whether formal or informal, written or oral, and whether or not legally binding, to modify or change any Employee Benefit Plan in any material manner prior to the Closing Date. AI and any "administrator(s)" (as described in Section 3(16)(A) of ERISA) of the Employee Benefits Plans have complied in all material respects with the applicable requirements of ERISA, the Code and all other statutes, orders, rules or regulations, specifically including material compliance with all reporting and disclosure requirements of Part 1 of Title 1 of ERISA and of the Code in a timely and accurate manner, and no penalties have been or will be imposed, nor is AI, AI or any administrator liable for any penalties imposed, under ERISA, the Code or otherwise with respect to the Employee Benefit Plans or any related trusts of AI. AI is not delinquent in the payment of any federal, state or local taxes with respect to the Employee Benefit Plans. There is no pending litigation, arbitration, or disputed claim, settlement adjudication or proceeding with respect to the Employee Benefit Plans, and none of AI, AI or any administrator is aware of any threatened litigation, arbitration or disputed claim, adjudication proceeding, or any governmntal or other proceeding, or investigation with respect to the Employee Benefit Plans or with respect to any fiduciary or administrator thereof (in their capacities as such), or any party-in-interest thereto (with respect to their relationship as such). There is no "defined benefit plan" within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA to which AI has been a party or has been required to make any contributions at any time during the last ten (10) years. There is no multiemployer plan to which AI has been a party or has been required to make any contributions at any time during the last ten (10) years.

                    (d) The Shareholders have delivered or caused to be delivered to DAH prior true, accurate and complete copies of (A) all Employee Benefit Plans and any related trust agreements, custodial agreements, investment management agreements, insurance contracts or policies, and administrative service contracts, all as in effect, together with all amendments thereto which will become effective at a later date; (B) the latest Summary Plan Description and any modifications thereto for each Employee Benefit Plan requiring same under ERISA; (C) the Summary Annual Report for the current and prior fiscal years for each Employee Benefit Plan requiring same under ERISA; (D) each Form 5500 and/or Form 990 series filing (including required schedules and financial statements) for the current and prior fiscal years for each Employee Benefit Plan required to file such form; and (E) the most recent actuarial evaluation, analysis or other report issued with respect to any Employee Benefit Plan. None of AI or any officer, partner, employee representative or agent of either of them, has made any written or oral representations or statements to any current or former employees, dependents, participants or beneficiaries or other persons which are inconsistent in any material manner with the provisions of these documents.

                    (e) With respect to any of AI's employee welfare plans (as defined in Section 3(1) of ERISA and including those Employee Benefits Plans which qualify as such) which are "group health plans" under Section 162(k) or
Section 4980B of the Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), as amended to date), there has been timely compliance in all material respects with all requirements imposed thereunder, as and when applicable to such plans, so that AI has (or will incur any) loss, assessment, penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any failure to comply with any COBRA benefit continuation requirement, which is capable of being assessed or asserted directly or indirectly against AI, or against DAH or DAH or any of their respective subsidiaries or other member of DAH's corporate control group, with respect to any such plan.

               2.2.21 CONTRACTS AND COMMITMENTS. Schedule 2.2.21 is a list of all contracts, agreements, contract rights, leases, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, arrangements, obligations and understandings (written or oral) to which AI is a party and which involve the payment by or to AI in the aggregate of $100,000 or more during any year (the "Material Contracts"). The Material Contracts are valid and binding, in full force and effect and enforceable against AI in accordance with their respective provisions. AI has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under any Real Property Lease, any Personal Property Lease, or any Material Contract. AI is not in violation of, in default in respect of, nor has there occurred an event or condition which, with the passage of time of giving of notice (or both) would constitute a violation or default of any Material Contract; and, there are no facts or circumstances which would reasonably indicate that AI (or any other party) will be or may be in violation of or in default in respect of any Material Contract, subsequent to the date hereof. No notice has been received by

AI claiming any such default by AI or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

               2.2.22 ACCOUNTS RECEIVABLE. All of the accounts and notes receivable, investments, deposits and prepaid expenses of AI as of September 30, 1997 are set forth on Schedule 2.2.22. All such accounts receivable, arising between the date hereof and the Closing Date (in each case net of allowances for doubtful accounts as disclosed on such Schedule, (a) are or will be valid and subsisting, (b) represent or will represent sales actually made,
(c) arose or will arise in the ordinary and usual course of the business of AI and (d) to the extent not collected prior to the Closing Date, will be collectible according to their terms within 180 days after the date of the Closing Date.

               2.2.23 INVENTORIES. Schedule 2.2.23 completely and accurately lists of all raw materials, supplies, parts, work-in-process, and finished goods inventory and other inventory owned by AI and the accurate cost of such inventory as of September 30, 1997. Except as set forth in Schedule 2.2.23, the inventories except for amounts which in the aggregate are not material, of AI (i) consist of a quality and quantity usable and saleable in the ordinary and usual course of business, except for items of obsolete materials and materials of substandard quality, all of which have been written off or written down on the books of AI to net realizable value prior to September 30, 1997 and (ii) have been priced at the lower of cost or market on
a FIFO basis.   The quantities of all material portions of each type of
inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of AI; and all material portions of work-in-process and finished goods inventory is free of any material defect or other deficiency. Notwithstanding the foregoing, quantities of raw materials, work in process and finished goods may be present which, in the aggregate, are not material in the dollar amount for which said items are carried on the books and which items cannot be used as a result of specification changes of which AI has not been notified by AI's customer.

               2.2.24 BACKLOG. All unfilled orders to purchase goods of AI as of September 29, 1997 are set forth in Schedule 2.2.24 and are firm and binding commitments (subject to cancellation rights set forth therein) of the respective purchasers (assuming that such purchaser has properly authorized by all requisite corporate or, if not a corporation, by all other requisite action and has properly executed and delivered such purchase order, which, is the case) to purchase the goods indicated.

               2.2.25    BOOKS OF ACCOUNT: RECORDS.  Except as disclosed in
Schedule 2.2.25, the general ledgers, books of account and other financial records of AI are complete and correct, have been maintained in accordance with generally accepted accounting principles and practices and the matters contained therein are appropriately and accurately reflected in the Financial Statements in all material respects.

               2.2.26    OFFICERS, PARTNERS. EMPLOYEES AND COMPENSATION.
Schedule 2.2.26 sets forth the name of all directors, partners and officers of AI, their respective terms of office, the total salary, bonus payments, fringe benefits and perquisites each received in each of the last 3 fiscal years ended December 31, 1996, and changes to the foregoing which have occurred since December 31, 1996; such Schedule also lists and describes the current base salary, bonus payments, fringe benefits and perquisites of any other employee, agent or representative of AI whose total current salary, bonus or other compensation exceeds $50,000 annually during any of the last 3 fiscal years ended December 31, 1996, and changes to the foregoing since December 31, 1996. There are no other material forms of compensation paid to any such director, officer or employee of AI. The provisions for wages and salaries accrued on the September 30, 1997 Balance Sheet are adequate for salaries and wages, including accrued vacation pay, for the period up through the date thereof, and AI has accrued on its books and records all obligations for wages and salaries and other compensation to its employees, including, but not limited to, vacation pay and sick pay, and all commissions and other fees payable to agents, salesmen and representatives. AI will file any and all payroll tax returns due through the Closing Date and pay or reserve on the Closing Date Balance Sheet all payroll taxes due for any and all AI employees.

                    Except as set forth on Schedule 2.2.26, AI has not become obligated, directly or indirectly, to any shareholder, director, officer or partner of AI or any member of their families, except for current liability for employment compensation. Except as set forth on Schedule 2.2.26, no shareholder, director, officer, partner, agent or employee of AI holds any position or office with or has any financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has transactions with AI. AI, nor, any third party, has taken any action with respect to any shareholder, director, officer, partner, employee or representative of AI to attempt to induce or which would influence any such person not to become associated with DAH from and after the Closing Date or from serving DAH in a capacity similar to the capacity presently held. To the best of the knowledge of the Shareholders, no employee of AI has a present intention to leave the employ of AI or has taken any action directed towards leaving the employ of AI. Except as set forth on Schedule 2.2.26, no former employee of AI is currently or intends to enter into competition with the business of AI.

               2.2.27 CREDIT TERMS: PRODUCT WARRANTIES. The aggregate amount of losses and expenses incurred by reason of allowances, customer dissatisfaction or liabilities arising under AI's warranties and guarantees during the three years ended December 31, 1996 are completely accounted for in the financial statements of AI for such years and there has been no materially adverse change in that experience since said date. Except as set forth on
Schedule 2.2.27, AI has conducted all qualification inspections and quality conformance inspections required by the specifications for products of AI included on qualified products lists in material compliance with the requirements of such specifications, and all products shipped have been in material conformance with such specifications.

               2.2.28 CONTRACTS WITH AFFILIATES. Any contract, commitment, lease, permit or other instrument, agreement, understanding or obligation (each a "Commitment") between AI and any affiliate including each Shareholder), is the equivalent of an "arms-length" transaction with a third party, and each such Commitment is described on Schedule 2.2.28 hereto.

               2.2.29 GOVERNMENT CONTRACTS. AI is not a party to, nor is it bound, nor does it have any liability, with respect to any Government Contracts. For purposes of this Section 2.2.29, the term "Government" means any agency, division, subdivision, audit group, or procuring office of the federal government, including the employees or agents thereof; the term "Transferor" means AI and its subsidiaries, divisions, affiliates, joint venturers, agents, employees, officers and directors; the term "Government Contract" means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, between the Transferor and any of the Government, any prime contractor of the Government, any subcontractor of such a prime contractor or any subcontractor of another subcontractor, however far removed from the prime contractor such subcontractor may be, (A) currently in force; (B) which, within the three years preceding the date of this Agreement, expired or were terminated; or (C) for which final payment was received within the three years preceding the date of this Agreement; and the term "Bid" means any outstanding quotation, bid or proposal submitted by Transferor to the Government, any proposed prime contractor of the Government, or any proposed subcontractor.

               2.2.30 SOLVENCY. The total assets of each of the Shareholders exceed their respective total liabilities; each of the Shareholders are able to perform their respective financial obligations as performance thereof becomes due.

               2.2.31    NO STRATEGIC ALLIANCES.  Except as disclosed in
Schedule 2.2.31, no agreement or understanding has been entered into between AI and any company which is an arrangement with any other person which involves equity investment or ownership, a joint venture or revenue or profit sharing a "Strategic Alliance."

                    An arrangement for a preferred supplier relationship which does not have any of the characteristics described in the foregoing sentence is not a strategic alliance.

               2.2.32    PAYMENTS AND EXPENDITURES.  Except as set forth in
Schedule 2.2.32 since June 30, 1997, AI has not made (i) any payment or incurred any liability on behalf of any Shareholder, (ii) made any payment to or on behalf of any Shareholder except for the Shareholder's salary and expense reimbursements made in the ordinary course of business, (iii) not paid any amount not in the ordinary course of AI's business, or (iv) not made any capital expenditure in excess of $100,000 in the aggregate.

               2.2.33 COMPLETE DISCLOSURE No representation or warranty made by AI or any of the Shareholders in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to DAH by or on behalf of AI or any of the

Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby, contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading. Without limiting the foregoing, to the extent applicable, no representation or warranty made in any of Sections 2.2.4 through 2.2.32 would differ in any material respect if the representation contained information concerning AI's wholly owned subsidiary, Audio International Sales, Inc.

     3.   COVENANTS.

          3.1  COVENANTS OF THE SHAREHOLDERS.

               3.1.1 COVENANT AGAINST DISCLOSURE. Other than in the ordinary course of business of AI and except for professional advisors (including attorneys, accountants and investment bankers) who agree to maintain the confidentiality of such information, each of the Shareholders agree not to
(a) disclose to any person, association, firm, corporation or other entity (other than DAH) or those designated in writing by DAH) in any manner, directly or indirectly, any information or data relevant to the business of AI, whether of a technical or commercial nature, or (b) use, permit or assist, by acquiescence material or otherwise, any person, association, firm corporation or other entity (other than DAH or those designated in writing by DAH) to use, in any manner, directly or indirectly, any such information or data, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this Section 4.2.2.

               3.1.2 COVENANT AGAINST HIRING. Each of the Shareholders understands that it is essential to the successful operation of the business to be acquired hereunder that DAH retain substantially unimpaired AI's operating organization. Each of the Shareholders agrees not to purposefully take any action which would induce any current employee or representative of AI not to become or continue as an employee. Without limiting the generality of the foregoing, the Shareholders shall not, whether directly or indirectly through any subsidiary or affiliate, employ, whether an employee, officer, director, agent, consultant or independent contractor, or enter into any partnership, joint venture or other business association with, any current employee, partner, representative, or manager of AI, for a period of the 12 months, after such person ceases or has ceased, for any reason, to be an employee, representative, partner, or manager of AI; provided, however, that Wayne Richie may hire any person (i) who is terminated by AI or (ii) who prior to being solicited for employment by Wayne Richie, voluntarily terminates his or her employment with AI.

               3.1.3 INJUNCTIVE RELIEF. Each of the Shareholders acknowledges and agrees that DAH's remedy at law for any breach of any of such Shareholders obligations under Subsections 3.1.1 and 3.1.2 hereof would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any such provision without the necessity of proof of actual damage. The rights and remedies conferred upon DAH under this Section, or by any instrument or law shall be cumulative and may be exercised singularly or concurrently.

               3.1.4 CONDUCT OF BUSINESS OF AI PRIOR TO CLOSING DATE. Each of the Shareholders agrees that on and after the date hereof and prior to the Closing Date:

                    (a) The business and operations, activities and practices of AI shall be conducted only in the ordinary course of business and consistent with past practice;

                    (b) No change shall be made in the articles of incorporation or bylaws of AI, except as is necessary to comply with Section 7.2(a) hereof;

                    (c) No change shall be made in the number of shares of authorized or issued capital stock of AI; nor shall any option, warrant, call, right, commitment or agreement of any character be granted or made by AI relating to its equity;

                    (d) No dividend shall be declared or paid or other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect of the AI Common Shares by AI nor shall AI purchase, acquire, redeem or split, combine or reclassify any shares of the capital stock of AI;

                    (e) The Shareholders shall, directly or indirectly, solicit or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of AI), or enter into any negotiations or discussions concerning, any Acquisitions Proposal (as defined below). Any Shareholder will notify DAH promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by AI or Shareholder. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by AI or any Principal Shareholder prior to the Closing Date for a merger or other business combination involving AI or for the acquisition of, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of AI other than the one contemplated by this Agreement.

                    (f) Except as set forth in Schedule 3.1.4(f), Shareholder will not permit AI to:

                         (A)  incur, become subject to, or suffer, or agree to
incur, become subject to or suffer, any obligation or liability (absolute or contingent) except current liabilities incurred, and obligations entered into in the ordinary course of business;

                         (B)  discharge or satisfy any lien or encumbrance or
pay any obligation or liability (absolute or contingent) other than liabilities payable in the ordinary course of business;

                         (C)  mortgage, pledge or subject to lien, charge or
any other encumbrance, any of the Property or agree so to do;

                         (D)  sell or transfer or agree to sell or transfer any
of its assets, or cancel or agree to cancel any debt or claim, except in each case in the ordinary course of business;

                         (E)  consent or agree to a waiver of any right of
substantial value;

                         (F)  enter into any transaction other than in the
ordinary course of its business;

                         (G)  increase the rate of compensation payable or to
become payable by it to any Restricted Employee over the rate being paid to such Restricted Employee at September 30, 1997;

                         (H)  increase the rate of compensation payable or to
become payable by it to any officer, partner, employee or agent of AI not listed on Schedule 2.2.5(b) (a "Non-Restricted Employee") over the rate being paid to such Non-Restricted Employee at September 30, 1997, other than in the ordinary course of business and in accordance with AI's past practice;

                         (I)  terminate any material contract, agreement,
license or other instrument to which it is a party;

                         (J)  through negotiation or otherwise, make any
commitment or incur any liability or obligation of a material nature to any labor organization;

                         (K)  make or agree to make any accrual or arrangement
for or payment of bonuses or special compensation of any kind to any Restricted Employee;

                         (L)  make or agree to make any accrual or arrangement
for or payment of bonuses or special compensation of any kind to any Non-Restricted Employee, other than in the ordinary course of business and in accordance with AI's practice;

                         (M)  directly or indirectly pay or make a commitment
to pay any severance or termination pay to any Restricted Employee;

                         (N)  directly or indirectly pay or make a commitment
to pay any severance or termination pay to any Non-Restricted Employee, other than in the ordinary course of business and in accordance with AI's past practice;

                         (O)  introduce any new method of management, operation
or accounting with respect to its business or any of the assets, properties or rights applicable thereto other than changes required by GAAP;

                         (P)  offer or extend more favorable prices, discounts
or allowances than were offered or extended regularly on and prior to September 30, 1997, other than in the ordinary course of business; and

                         (Q)  make capital expenditures in excess of $100,000
in the aggregate, or make any commitments for such capital expenditures.

                         (R)  Enter into any Strategic Alliance.

               (g) Each of the Shareholders will use their respective reasonable efforts to preserve AI's business organization materially intact, to keep available to AI the present service of AI's employees; and to preserve for AI the good will of its suppliers, customers and others with whom business relationships exist; and

               (h) None of the Shareholders will take, agree to take or permit to be taken any action or do or permit to be done anything in the conduct of the business of AI, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of the representations or warranties of AI or the Shareholders contained herein to be or become untrue in any material respect.

               3.1.5 INSPECTION OF BOOKS AND RECORDS. From the date of this Agreement until the Closing Date, AI shall make or cause to be made available to DAH for examination the Property and all corporate records, minute books, share records, treasury shares, tax returns, books of account, contract, agreements, commitments, records and its documents of every character relating to AI and its business and shall permit DAH and its representatives, attorneys, accountants and agents to have access to and to copy, at DAH's expense, the same at all reasonable times, so as to allow DAH to confirm compliance with covenants and satisfaction of conditions hereunder.

               3.1.6 FURTHER ASSURANCES. On and after the Closing Date, the Shareholders shall prepare, execute and deliver, at DAH's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as DAH shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in DAH title to all or any part of the Stock or to consummate, in any other manner, the terms and conditions of this Agreement.

               3.1.7 PRESS RELEASES AND ANNOUNCEMENTS. Neither AI, any Principal Shareholder, DAH nor DAH shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other parties hereto; PROVIDED, HOWEVER that DAH may make any public disclosure it believes in good faith is required by law (in which case he or it will advise the other parties hereto prior to making the disclosure).

               3.1.8 BANKRUPTCY. Neither AI nor any Principal Shareholder shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to either of them or seeking to adjudicate either of them bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to either of them or for all of any substantial part of either of their assets; (ii) neither AI nor any Shareholder shall make a general assignment for the benefit of its creditors; (iii) no case, proceeding or other action of a nature referred to in clause (i) above shall be commenced by any person which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or discharged for a period of 60 days; (iv) no case, proceeding or other action shall be commenced by any person seeking issuance of a warrant of attachment, execution distraint or similar process against all or any substantial part of either of their respective assets which results in the entry of an order for any such relief; and (v) neither AI nor any Shareholder shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii), or (iv) above.

               3.1.9 LANDLORD'S CONSENTS, ETC.. The Shareholders agree that if the terms of any Agreement relating to the right to use AI's Real Property requires they shall obtain, on or prior to the Closing Date, all consents required from any person whatsoever to effect the transfer to DAH, free and clear of all mortgages, pledges, liens, security interest, encumbrances, restrictions and claims of any nature whatsoever.

               3.1.10 DELIVERY OF FINANCIAL STATEMENTS. As soon as reasonably practicable but no later than 10 business days prior to the Closing, the Shareholders shall deliver to DAH the balance sheet of AI as at October 31, 1997 and the related statements of income, retained earnings and cash flows for the period then ended, which shall be true, correct and complete, shall have been prepared from and are in accordance with the books and records of AI and shall have been prepared in conformity with generally accepted accounting principles applied on a consistent basis for such periods using an accrual basis method, and fairly present the financial condition of AI as of the dates stated and the results of operations of AI for the periods then ended in accordance with such practices. Such October 31, 1997 Financial Statements (including all notes accompanying such statements) shall not disclose any event or circumstance materially adversely affecting AI or its businesses. The October 31, 1997 Financial Statements shall upon delivery to DAH become part of the Financial Statements as defined herein for all purposes hereof.

               3.1.11 COOPERATION OF SHAREHOLDERS. The Shareholders shall cooperate and shall use their best efforts to have AI's independent certified public accountant deliver to DAH on or before 45 days following the Closing Date, the audited financial statements of AI for periods which are presently unaudited and for which DAH will become obligated to include such statements in DAH's filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

               3.1.12 CLOSING DATE BALANCE SHEET. The Shareholders will cause a balance sheet as of the Closing Date to be delivered to DAH within a reasonable time after the Closing Date (the "Closing Date Balance Sheet") which shall be true, correct and complete, shall have been prepared from and are in accordance with the books and records of AI and shall have been prepared in conformity with generally accepted accounting principles applied on a consistent basis for such periods using an accrual basis method, and fairly present the financial condition of AI as of the date stated on such dates in accordance with such practices.

          3.2 COVENANTS OF DAH. On or prior to the Closing Date, DAH covenants shall deliver to the Shareholders, all duly and properly executed, the following:

               3.2.1     LEGAL OPINION.  The legal opinion referred to in
Section 6.2(a).

               3.2.2     PAYMENT.  The Payment pursuant to Section 1.2.1.

               3.2.3 FURTHER ASSURANCES. On and after the Closing Date, DAH shall prepare, execute and deliver, at its expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as the Shareholders shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in DAH title to all or any part of the Stock or to consummate, in any other manner, the terms and conditions of this Agreement.

               3.2.4 CONFIDENTIALITY AGREEMENTS. Between the date of this Agreement and the Closing Date, DAH shall continue to be bound by its obligations pursuant to the written confidentiality agreements to which DAH and AI are parties.

     4.   INDEMNIFICATION.

          4.1 The Shareholders, with full recourse, hereby indemnify and hold DAH harmless from any and all claim, loss, damage or expense (including attorneys' fees) ("losses") as a result of any breach of any warranty or representation made in this Agreement by the Shareholders. Anything in Section
4.3 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Shareholders for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Shareholders describing in detail the facts and circumstances with respect to the subject matter of such claim or action or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 4.3, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

          4.2 Without limiting the generality of the foregoing, the Shareholders agree to pay to DAH in immediately available funds within 10 days after notice from DAH to pay, the following amounts:

               4.2.1 On or before 180 days following the Closing Date, an amount equal to (i) 100% of any Accounts Receivable of AI owing on the Closing Date which have not been collected on or before 180 days after the Closing Date, less (ii) the amount for doubtful accounts on the Closing Date Balance Sheet of AI. With respect to any such Accounts Receivable, DAH will cause AI, without warranty or recourse, to assign all of its right title and interest in such accounts to the Shareholders in the percentages specified in Exhibit 1.1.

               4.2.2 On or before two years and three months following the Closing Date, an amount equal to 100% of the value on the Closing Date Balance Sheet (or if acquired subsequent to the Closing Date at cost) of any Inventory of AI owned by AI on both the Closing Date and the date two years following the Closing Date. With respect to any such Inventory, DAH will cause AI, without warranty or recourse, to transfer all of its right title and interest in such Inventory to the Shareholders in the percentages specified in Exhibit 1.1. Notwithstanding the foregoing, the Shareholders shall not be responsible for indemnification of quantities of raw materials, work in process and finished goods may be present which, in the aggregate, are not material in the dollar amount for which said items are carried on the books and which items cannot be used as a result of specification changes of which AI has not been notified by AI's customer.

               4.2.3 On or before each of April 30, 1999 and 2000, an amount equal to 100% of the amount by which the cost to AI for performing warranty work and providing replacement parts and equipment to customers for sales made prior to the Closing Date, PROVIDED, HOWEVER, that no such indemnification shall be required to be made by the Shareholders if adjusted EBIT (as defined in the Earnout Agreement) is equal to or greater than $4 million in each of such years and, FURTHER PROVIDED, that for purposes of this subsection, "warranty work" shall not be deemed to include immaterial expenditures made in connection with product refinement.

               4.2.4 Any amounts not paid by the Shareholders pursuant to this Section 4 when due shall bear interest at the highest rate permitted by law.

               4.2.5 Subject to the other terms and provisions of this Agreement and the Earnout Agreement, the representations and warranties of the parties hereto contained in Section 2 herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Shareholders or DAH until April 30, 2000.

               4.2.6 The indemnification obligations of the Shareholders hereto shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable pursuant to this Section 4.2 exceeds $250,000 (the "Threshold Amount"), and then only to the extent such aggregate amount exceeds the Threshold Amount. In addition, no claim may be made against the Shareholders for indemnification with respect to any individual item of Loss (except for multiple losses which result from breach of the representations the subject matter of each such loss being substantially similar in nature), unless such item exceeds $5,000, nor shall any such item be applied to or considered part of the Threshold Amount. The Indemnification obligations of the Shareholders pursuant to this Section 4.2 shall be effective only until the dollar amount paid, by the Shareholders individually, in respect of the Losses (including those related to all representations and warranties, except as provided below, and those for Sections 4.2.1, 4.2.2, and 4.2.3) indemnified against an amount equal to $500,000 as respects to each Shareholder provided, however that the limitation of the amount of the indemnity if the indemnification results from (i) with respect to the financial statements, any untrue statement of a material fact or failure to state a material fact required to be stated therein or (ii) the breach of any provision in Section
2.2.15 shall be $1,700.000 for each Shareholder, severally and not jointly. In the event of any obligation by the Shareholders to DAH resulting from a determination of actual fraud, there shall be no limitation of dollar amount. Without limiting DAH's rights pursuant to this Section 4, DAH may offset such amounts, if any, as may be owing to the Shareholders pursuant to Sections 1.2.2, 1.2.3 or 1.2.4.

     5.   CONDITIONS PRECEDENT TO OBLIGATIONS.

          5.1 CONDITIONS TO OBLIGATIONS OF DAH. Each and every obligation of DAH to be performed at the Closing Date shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by DAH):

               5.1.1 CONSENTS. AI shall have obtained and delivered to DAH all consents set forth on Schedule 5.1.

               5.1.2 OPINION OF COUNSEL. The Shareholders shall have delivered or caused to be delivered to DAH an opinion of counsel for the Shareholders, addressed to DAH and dated the Closing Date, in the form of Exhibit C attached hereto.

               5.1.3     DELIVERY OF CERTAIN AGREEMENTS BY SHAREHOLDERS.
Robert S. Brown and Rick Marsh shall have executed and delivered Employment Agreements to DAH in the form to be agreed upon between DAH and Robert S. Brown and DAH and Rick Marsh. Robert S. Brown and Rick Marsh shall have executed and delivered Covenants Not to Compete to DAH in the form of Exhibit 5.1.3(A) and Wayne Richie shall have executed and delivered a Covenant Not to Compete to DAH in the form of Exhibit 5.1.3(B).

               5.1.4 DELIVERY OF STOCK AND RECEIPT OF PAYMENT THEREFOR. The Shareholders shall deliver the stock certificates of AI duly endorsed for transfer by assignments separate from certificates, endorsed in blank with signatures guaranteed by a national bank or member firm of the New York Stock Exchange.

               5.1.5 TRADE SECRETS AND CONFIDENTIAL INFORMATION. At the Closing, the Shareholders shall deliver to DAH, reduced to writing as reasonably practical, all trade secret information or other know how of a business or technical nature, which is currently used for the present or then anticipated future business of AI.

               5.1.6 EARNOUT AGREEMENT. The Shareholders shall each execute and deliver the Earnout Agreement to DAH.

          5.2 CONDITIONS TO OBLIGATIONS OF AI AND THE SHAREHOLDERS. Each and every obligation of the Shareholders, to be performed on or before the Closing Date shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by the Shareholders).

               5.2.1 OPINION OF COUNSEL. DAH shall have delivered or caused to be delivered to the Shareholders an opinion of counsel for DAH, addressed to the Shareholders and dated the Closing Date, in form of Exhibit H attached hereto.

               5.2.2 DELIVERY OF CERTAIN AGREEMENTS BY DAH. DAH shall cause AI to have executed and delivered Employment Agreements to Robert S.
Brown and Rick Marsh in the form to be agreed upon between DAH and Robert S. Brown and DAH and Rick Marsh. DAH shall and shall cause AI to have executed and delivered Covenants Not to Compete in the form of Exhibit 4.1.3(a) to Robert S. Brown and Rick Marsh and the form of Exhibit 4.1.3(b) to Wayne Richie.

               5.2.3 PAYMENT. DAH shall have made the payment required pursuant to Section 1.2.1.

               5.2.4 EARNOUT AGREEMENT. DAH shall have executed and delivered the Earnout Agreement to each of the Shareholders.

     6.   MISCELLANEOUS PROVISIONS.

          6.1 NOTICE. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made, if in writing, and (i) if served by personal delivery to the party for whom intended (which shall include overnight delivery by Federal Express or similar service), (ii) or 3 business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated by writing hereafter by, such party, or (iii) if sent by telecopy to the number showing in this Agreement for, or such other number as may be designated in writing hereafter by, such party and immediately confirmed by sending a copy of such notice by either method described in clause
(i) or (ii) above.

     If to Shareholders:      Robert S. Brown
                              14 Longfellow
                              Little Rock, Arkansas  72207
                              Telephone:  (501) 664-8668

                              Rick Marsh
                              4149 Pangeburn Road
                              Heber Springs, Arkansas  72543
                              Telephone:  (501) 362-0029

                              Wayne Richie
                              15 Ridgehaven Court
                              Little Rock, Arkansas  72211
                              Telephone:  (501) 224-5252
                              Fax Number:  (501) 228-7311

     with copies to:          Joseph S. Mowery
                              Giroir, Gregory, Holmes and
                              Hoover, PLC
                              111 Center Street, Suite 1900
                              Little Rock, AR 72201
                              Tel:  (501) 372-3000
                              Fax:  (501) 374-2380


     If to DAH:               DeCrane Aircraft Holdings, Inc.
                              2361 Rosecrans Avenue, Suite 180
                              El Segundo, California  90245
                              Telephone:  (310) 725-9123
                              Fax: (310) 643-0746
     and a copy to:           Spolin & Silverman
                              100 Wilshire Boulevard, Suite 940
                              Santa Monica, California   90401
                              Attention:  Stephen A. Silverman, Esq.
                              Telephone:  (310) 576-1221
                              Fax Number:  (310) 576-4844


          6.2 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, and the documents refereed to herein and therein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

          6.3 BINDING EFFECT; ASSIGNMENT. This Agreement and the rights and obligations arising hereunder shall inure to the benefit of and be binding upon AI, its DAH, its successors and permitted assigns, and the Shareholders, their heirs, legal representative and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party or parties except that DAH shall have the right to assign, in whole or in part, its rights hereunder to one or more affiliates of DAH, which in each case shall be a wholly-owned subsidiary of DAH. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

          6.4 CAPTIONS. This Agreement and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

          6.5  WAIVER; CONSENT.    This Agreement may not be changed, amended,
terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          6.6 NO THIRD PARTY BENEFICIARIES. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

          6.7 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The signature page of this Agreement when transmitted by facsimile shall be effective execution and delivery of this Agreement.

          6.8 GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vie versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

          6.9 GOVERNING LAW. This Agreement shall in all respects be constructed in accordance with and governed by the laws of the State of Delaware.

     7. TERMINATION. This Agreement may be terminated by the parties and the contemplated transactions abandoned at any time prior to closing, as follows:

          (a)  By the written consent of DAH and a majority of the Shareholders;

          (b) By either DAH or a majority of the Shareholders, upon written notice of all other parties of this Agreement, at any time after December 15, 1997 if the Closing Date shall not have occurred by such date; provided, however, that the right to terminate this Agreement under this paragraph (b) shall not be available to any party which has intentionally breached this Agreement or whose failure to comply with its covenants and agreements set forth in this Agreement shall have been the primary cause of the Closing not occurring.


-------------------------------
Robert S. Brown


-------------------------------
Rick Marsh


-------------------------------
Wayne Richie

DeCrane Aircraft Holdings, Inc.


-------------------------------
By:

                                  SCHEDULE A

                      TO STOCK PURCHASE AND SALE AGREEMENT


                                  DEFINITIONS

"Agreement".............................................................Preamble
"AI Common Shares".........................................................2.2.2
"AI"....................................................................Preamble
"AI"....................................................................Preamble
"Bid".....................................................................2.2.29
"CERCLA"..................................................................2.2.15
"COBRA"...................................................................2.2.20
"Commitment"..............................................................2.2.28
"DAH"...................................................................Preamble
"Employee Benefit Plan"...................................................2.2.20
"ERISA"...................................................................2.2.20
"Government"..............................................................2.2.29
"Hazardous substance".....................................................2.2.15
"Material Adverse Effect"..................................................2.2.5
"Non-Restricted Employees" ................................................2.2.5
"Permits"..................................................................2.2.8
"Principal Shareholders"................................................Preamble
"Real Property Leases"....................................................2.2.13
"Real Property"...........................................................2.2.13
"Release".................................................................2.2.15
"Restricted Employee"......................................................2.2.5
"Transferor"..............................................................2.2.29
"Financial Statements".....................................................2.2.4
"Government Contract".....................................................2.2.29

                                EXHIBIT "1.2.2"

                         FORM OF THE EARNOUT AGREEMENT

     THIS EARNOUT AGREEMENT (this "Agreement") is entered into as of November 14, 1997, by and among DeCrane Aircraft Holdings, Inc. ("DAH") and Robert S. Brown, Rick Marsh and Wayne Richie (collectively, the "Shareholders").

                                    RECITALS

     WHEREAS, pursuant to a Stock Purchase Agreement dated as of October 31, 1997 , by and among DAH and the Shareholders (the "Purchase Agreement"), whereby DAH is acquiring all of the stock of Audio International, Inc.

     WHEREAS, the Purchase Agreement provides that it is a condition precedent to the obligations of the Shareholders to consummate the transactions contemplated by the Purchase Agreement that the parties thereto and hereto shall have entered into one or more counterparts of this Agreement; and

     WHEREAS, the parties hereto intend that any capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings scribed thereto in the Purchase Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and subject to the conditions contained herein, the parties hereto agree as follows:

     1.   DEFINITIONS.

     "ACTUAL EBIT" means the dollar amount equal to the sum of AI's earnings before interest and federal, state and local income taxes for the applicable periods based on the Reviewed Financial Statements.

     "ADJUSTED EBIT" means the dollar amount equal to the Actual EBIT plus (+), or minus (-) the adjustments described and detailed on Schedule 1 attached hereto.

     "BUSINESS DAY" means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight eastern time.

     "EARNOUT PAYMENT" means the aggregate dollar amount owed and to be paid to the Shareholders by DAH pursuant to Section 1.2.2 of the Purchase Agreement in accordance with Section 2 below.
     "CERTIFICATE" means the certificate to be delivered by DAH reflecting the Earnout Payment and the applicable calculations relating thereto.

     "DETERMINATION DATE" means the date, which shall be as soon as practicable, that DAH receives the Reviewed Financial Statements.

     "GAAS" means United States generally accepted auditing standards.

     "REVIEWED FINANCIAL STATEMENTS" means for AI: (i) the balance sheets as of December 31, 1998 and 1999; (ii) the income statement for the twelve (12) month periods ended December 31, 1998 and 1999; (iii) the statement of changes in stockholders' equity for the twelve (12) month periods ended December 31, 1998 and 1999; and (iv) the statement of changes in cash flows for the twelve (12) month periods ended December 31, 1998 and 1999; as applicable, all of which will be prepared in accordance with GAAP applied consistently with the past practice of AI for the year ended December 31, 1996 and which are the subject of a "Limited Review," as that term is defined under GAAS, by DAH's independent accountants.

     2.   VESTING AND PAYMENT OF THE EARNOUT PAYMENT.

     (a) On March 31, 1999, based on the amount of AI's Adjusted EBIT for calendar year 1998 set forth in Column A, the Shareholders shall receive, in the aggregate, the Earnout Payment amount in Column B:

          Column A                                     Column B
          --------                                     --------
          $5.0 million to $5.09 million                   $240,000
          $5.1 million to $5.19 million                   $480,000
          $5.2 million to $5.29 million                   $720,000
          $5.3 million to $5.39 million                   $960,000
          $5.4 million to $5.49 million                 $1,200,000
          $5.5 million to $5.59 million                 $1,500,000
          $5.6 million to $5.69 million                 $1,800,000
          $5.7 million to $5.79 million                 $2,100,000
          $5.8 million to $5.89 million                 $2,400,000
          $5.9 million to $5.99 million                 $2,700,000
          $6.0 million to or more                  $3,000,000

     (b) On March 31, 2000, based on the amount of AI's Adjusted EBIT for calendar year 1999 set forth in Column A, the Shareholders shall receive, in the aggregate, the Earnout Payment amount in Column B:

          Column A                                     Column B
          --------                                     --------
          $6.0 million to $6.09 million                   $240,000
          $6.1 million to $6.19 million                   $480,000
          $6.2 million to $6.29 million                   $720,000

          $6.3 million to $6.39 million                   $960,000
          $6.4 million to $6.49 million                 $1,200,000
          $6.5 million to $6.59 million                 $1,500,000
          $6.6 million to $6.69 million                 $1,800,000
          $6.7 million to $6.79 million                 $2,100,000
          $6.8 million to $6.89 million                 $2,400,000
          $6.9 million to $6.99 million                 $2,700,000
          $7.0 million to or more                  $3,000,000

     (c) In the event that AI's Adjusted EBIT for calendar year 1998 is an amount less than $6.0 million but is at least $5.0 million, on March 31, 2000, in addition to the amounts payable pursuant to paragraph (b) of this Section 2, based on the amount of AI's Adjusted EBIT for calendar 1999 set forth in Column A, the Shareholders shall receive, in the aggregate, the lesser of the Earnout Payment amount in Column B or an Earnout Payment equal to the difference between $3.0 million and the Earnout Payment amount received pursuant to paragraph (a):

          Column A                                     Column B
          --------                                     --------
          $7.0 million to $7.19 million                   $300,000
          $7.2 million to $7.29 million                   $600,000
          $7.3 million to $7.39 million                   $900,000
          $7.4 million to $7.49 million                 $1,200,000
          $7.5 million or more                          $1,500,000

     3.   PAYMENT AND REVIEW PROCEDURES.

     (a)  DELIVERY OF THE CERTIFICATE AND THE REVIEWED FINANCIAL
     STATEMENTS. On or before the date that is five (5) Business Days following the Determination Date, DAH will deliver the following items to the Shareholders:

          (i)   the Certificate; and

          (ii)  a copy of the Reviewed Financial Statements from which
                the    calculations in the Certificate were derived.

     (b) PAYMENT WITHOUT OBJECTION. If the Shareholders do not object to any of the calculations in the Certificate or the Reviewed Financial Statements from which such calculations were derived in accordance with the objection procedures in subsection (c) below on or before the tenth Business Day following the receipt of the items in subsection (a) above, then DAH will deliver to each of the Shareholders, as applicable, for receipt on March 31 of the applicable year a bank cashier's check representing the Earnout Payment.

     (c) OBJECTION PROCEDURES. If the Shareholders have any objection to the calculation of the Certificates or the Reviewed Financial Statements from which such calculation was derived, then they shall deliver a detailed statement describing their objections to DAH within ten (10) Business Days after receiving the Certificate. DAH and the Shareholders will use reasonable efforts to resolve any such objections themselves. If the parties do not obtain a final resolution within ten (10) Business Days after DAH has received the statement of objections, DAH and the Shareholders will select an accounting firm mutually acceptable to them to resolve any remaining objections (the "Referee"). If DAH and the Shareholders are unable to agree on the choice of a Referee, they will immediately select a nationally-recognized accounting firm by lot , (after excluding their respective regular outside accounting firms) as the Referee. The determination of any Referee so selected will be set forth in writing within thirty (30) days of submission thereto and will be conclusive and binding upon the Parties. Thereafter, DAH will immediately revise the Certificates and make payment to the Shareholders as appropriate to reflect the resolution of any objections thereto pursuant to this Section 3 (c).

     (d) REVIEW OF MATERIALS. DAH will make the work papers and back-up materials used in preparing the Certificate available to the Shareholders and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (i) the preparation by DAH of the Certificate, (ii) the review by the Shareholders of the Certificate; and (iii) the resolution by the parties of any objection thereto.

     4. Operation of Business. From the date of this Agreement until the later of (i) the payment of all amounts due hereunder or (ii) the date that it is finally determined that no payment is required by DAH hereunder, DAH will:

     (a) maintain the books, records and financial statements of AI on an unconsolidated basis;

     (b) not, without the consent of the Shareholders, alter the scope or type of business to be conducted by AI in a manner that is inconsistent with the business conducted by AI prior to the date of this Agreement;

     (c) not sell, liquidate or dissolve AI or transfer any of the assets of AI, except in the ordinary course of business consistent with AI's past practice;

     (d)  provide adequate working capital to AI;

     (e) maintain adequate liquid assets and/or financing so as to ensure its ability to meet its payment obligations hereunder; and

     5. TERMINATION OF OBLIGATION AND RESPONSIBILITIES. DAH's and the Shareholder's obligations, responsibilities, covenants, agreements and liabilities pursuant to this Agreement shall terminate on the earlier of either of the following situations: (i) completion of all payments in accordance with Sections 2 and 3(b) above; (ii) delivery of the letter by DAH denoting that no further payment is due with respect to the Earnout Payment and no objection by the Shareholders pursuant to Section 3(c) above; or (iii) resolution of objections to the Certificate regarding calendar year 1999 by the Referee in accordance with Section 3(c) above and settlement of the obligations determined thereby.

     6.   MISCELLANEOUS.

     (a) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the parties named herein and their respective successors and permitted assigns.

     (b) ENTIRE AGREEMENT. This Agreement, together with the Purchase Agreement (and the Exhibits and Schedules thereto), and any certificate or other documents delivered thereunder, supersede all prior agreements, understandings or representations by or among the parties hereto, written or oral, that may have related in any way to the subject matter thereof.

     (c) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and insure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interest, or obligations hereunder without the prior written approval of the other party.

     (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts (including execution by facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (e) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning interpretation of this Agreement.

     (f) NOTICES. Notices shall be delivered to the parties at the addresses set forth in the Purchase Agreement.

     (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware.

     (h) AMENDMENTS AND WAIVERS. No amendments of any provision of the Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any covenant or agreement hereunder shall be deemed to extend to any prior or subsequent default or breach of covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (i) SEVERABILITY. Any term of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (j) EXPENSES. DAH and the Shareholders will share the fees and expenses of the Referee equally.

     (k) SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 6(n) below) in addition to any other remedy to which they may be entitled, at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     DeCrane Aircraft Holdings, Inc.


                                     By:
                                        ----------------------------
                                     Name:
                                          --------------------------
                                     Title:
                                           -------------------------

                                     Shareholders:


                                     -------------------------------

                                     Robert S. Brown


                                     -------------------------------
                                     Rick Marsh


                                     -------------------------------
                                     Wayne Richie

                                     SCHEDULE 1

                       Adjustments to Ascertain Adjusted EBIT


     Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Earnout Agreement to which this Schedule 1 is a part thereof.

     Calculation of Adjusted EBIT is provided as follows:

     Description                                            Amount
     -----------                                            ------
1.   Actual EBIT                                            $

2.   Adjustments:

     1. Subtract any gain or add any loss from any sale, exchange or other disposition of assets other than in the ordinary course of business consistent with past practice;

     2. subtract any extraordinary gain or add any extraordinary loss as defined by GAAP;

     3. add any additional depreciation, amortization or other expenses resulting from the write-up of any asset and any amortization of goodwill or other intangibles relating to the acquisition of AI by DAH;

     4. add any expenses directly or indirectly incurred in connection with the financing of the acquisition of AI or any financing of such indebtedness or any other financing, except for financing used to expand the existing business, not reflected in the December 31, 1996, or September 30, 1997, Financial Statements as presented in Schedule 2.2.4;

     5. the effect of valuing inventories on a method not consistent with current practices, as long as current practices are in accordance with GAAP;

     6. subtract any gain or income or add any loss or expense resulting from a change in AI's accounting methods, principles or practices or a change in GAAP or any GAAP election or treatment not made or utilized by AI in its audited financial statements for its fiscal year ended December 31, 1996 and the September 30, 1997 unaudited statements;

     7. add any intercompany charges between AI or any AI subsidiary and DAH which have not been approved by a majority of the Shareholders, excluding charges for legal, audit, tax return preparation and insurance provided for AI;

     8. add any employee termination or other costs arising out of a consolidation of services or facilities or other rationalization of AI subsequent to the acquisition by DAH of AI other than in the ordinary course of business consistent with past practice;

     9. add any employment related costs associated with personnel required by DAH to be employed by AI that AI would not otherwise have employed;

     10. add any expenses directly or indirectly incurred in connection with the acquisition of AI by DAH; and

     11. add or subtract any reserves or adjustments to reserve which are not consistent with past practices of AI as long as the past practices are in accordance with GAAP.

3.   Adjusted EBIT                                          $